EXHIBIT 5

December 28, 2012

DARA BioSciences, Inc.
8601 Six Forks Road, Suite 160
Raleigh, NC 27615

Ladies and Gentlemen:

We have acted as special counsel to DARA BioSciences, Inc., a Delaware corporation (the “Company”), in connection with the registration under the Securities Act of 1933, as amended (the “Securities Act”), of the offer and sale of 2,550 shares of the Company’s Series B-3 convertible preferred stock (the “Preferred Stock”) which is convertible into shares of common stock, par value $0.01 per share (the “Common Stock”) pursuant to the Securities Purchase Agreement dated December 31, 2012 (the “Agreement”) by and between the Company and the purchasers identified on the signature page thereto (the “Purchaser”).  The Preferred Stock is being offered and sold pursuant to a registration statement on Form S-3 under the Securities Act originally filed with the Securities and Exchange Commission (the “Commission”) on March 25, 2011 and declared effective on April 19, 2011 (File No. 333-173098) (the “Registration Statement”), including a base prospectus dated April 13, 2011 and a prospectus supplement dated December 28, 2012 (the “Prospectus Supplement”).  The Registration Statement also registers the Common Stock issuable upon conversion of the Preferred Stock.

You have requested our opinion as to the matters set forth below in connection with the Registration Statement.  For purposes of rendering that opinion, we have examined the Registration Statement, the Agreement, the Company’s Restated Certificate of Incorporation, the Company’s Certificate of Designation for the Preferred Stock and the Company’s Amended and Restated By-laws, and the corporate action of the Company that provides for the designation and issuance of the Preferred Stock, and we have made such other investigation as we have deemed appropriate.  We have examined and relied upon certificates of public officials and such other documents and instruments as we have deemed necessary or advisable for the purpose of rendering our opinion.  As to certain matters of fact that are material to our opinion, we have relied upon certificates of officers of the Company.  In rendering our opinion, we also have made the assumptions that are customary in opinion letters of this kind.  We have not verified any of those assumptions.

DARA BioSciences, Inc.
December 28, 2012

Our opinion set forth below is limited to the Delaware General Corporation Law, including applicable provisions of the Delaware Constitution and reported judicial decisions interpreting those laws.

Based upon and subject to the foregoing, it is our opinion that when (i) the Agreement is executed and delivered by the parties thereto and (ii) the Certificate of Designation for the Preferred Stock has been filed with the Delaware Secretary of State as required by applicable law:

1.           The Preferred Stock will be duly authorized for issuance by the Company and, when issued and paid for in accordance with the Agreement, will be validly issued, fully paid, and non-assessable; and

2.           The Common Stock issuable upon conversion of the of the Preferred Stock, when such Preferred Stock is converted in accordance with the terms of the Certificate of Designation, will be validly issued, fully paid and non-assessable.

This opinion is expressed as of the date hereof, and we disclaim any undertaking to advise you of any subsequent changes in the facts stated or assumed herein or of any subsequent changes in applicable laws.

We hereby consent to the filing of this opinion letter with the Commission as Exhibit 5 to the Company’s Current Report on Form 8-K dated December 28, 2012 and its incorporation by reference in the Registration Statement.  We also consent to the reference to our Firm in the Prospectus Supplement under the caption “Legal Matters.”  In giving such consent, we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations thereunder.

Very truly yours,

/s/ K&L Gates LLP

K&L Gates LLP